Exhibit 99.1

           Register.com Reports First Quarter 2004 Financial Results

     NEW YORK--(BUSINESS WIRE)--May 6, 2004--Register.com, Inc. (Nasdaq: RCOM), a leading provider of global domain registration and Internet services, today reported net income for the quarter ended March 31, 2004 of $1.1 million or $0.04 per diluted share, compared to net income of $2.0 million, or $0.05 per diluted share, for the first quarter of 2003 and compared to net income of $887,000, or $0.04 per diluted share, for the fourth quarter of 2003. Income from operations in the first quarter of 2004 was $1.3 million, compared with $2.0 million in the first quarter of 2003 and $250,000 in the fourth quarter of 2003.
     Net revenues for the first quarter of 2004 were $25.9 million, compared to net revenues of $27.1 million for the first quarter of 2003, and $25.3 million for the fourth quarter of 2003. First quarter 2004 revenue mix was as follows:
88% from domain name registrations, 11% from other products and services and 1% from advertising. This compares with a respective revenue mix of 90%, 9% and 1% in the fourth quarter of 2003 and 88%, 8% and 4% in the first quarter of 2003.
     At the end of the first quarter of 2004, the Company's deferred revenue balance was $88.7 million, representing a $1.8 million increase from the balance at the end of the fourth quarter of 2003.
     At the end of the first quarter of 2004, Register.com had $96.4 million in cash, short-term investments and marketable securities, representing a $1.9 million increase from the balance at the end of the fourth quarter of 2003.
     Cash flow from operations was $3.0 million in the first quarter of 2004, compared to $925,000 in the first quarter of 2003 and $4.4 million in the fourth quarter of 2003.
     "I'm very pleased that our marketing investments are beginning to bear fruit even sooner than we anticipated," said Peter A. Forman, President and Chief Executive Officer of Register.com. "After just one quarter, we've already seen an increase in our renewal rate and in the sales of value added services. We will continue to invest in the business in this way, as well as in the new systems that will enable us to improve our cost structure and increase profits in the future."
     Gross margin for the first quarter of 2004 was 68%, consistent with the fourth quarter of 2003 and down from 69% in the first quarter of 2003. The year-over-year decrease in gross margin was primarily due to lower advertising revenue in the first quarter of 2004.
     The Company registered, transferred and renewed approximately 580,000 domain names in the first quarter of 2004. This compares to approximately 509,000 registrations in the fourth quarter of 2003, and approximately 584,000 registrations in the first quarter of 2003. Of the total registrations in the first quarter of 2004, approximately 225,000 were new and transferred registrations, and approximately 355,000 were renewals. As of March 31, 2004, Register.com had approximately 3.1 million domain names under management. The Company's renewal rate for the twelve months ended March 31, 2004 was approximately 55%, up from 53% for the twelve months ended December 31, 2003.
     General and administrative expense for the first quarter of 2004 and 2003 includes $0.5 million and $0.6 million, respectively, to cover what the Company estimates to be the maximum potential credit card penalties that could be imposed for transactions occurring during those periods. As of March 31, 2004 the Company has accrued a total of $6.7 million for such potential penalties, which is included in Accounts payable and accrued liabilities on the Consolidated Balance Sheet.
     Net income per share for the first quarter of 2004 is based upon approximately 24.9 million diluted shares outstanding. At the end of the first quarter of 2003, the Company had approximately 43.3 million diluted shares outstanding. The reduction in share count was due to the Company's $120 million self-tender offer in September 2003.

     Register.com will hold a conference call at 4:30 p.m. ET today to discuss the Company's first quarter results. The Company will also provide guidance on the conference call. The event will be webcast live on the Company's investor website: http://investor.register.com. An audio archive will be available on the site beginning two hours after the call's start time.

     About Register.com

     Register.com, Inc. (www.register.com) is a leading provider of global domain name registration and Internet services for businesses and consumers that wish to have a unique address and branded identity on the Internet. With over three million domain names under management, Register.com has built a brand based on quality domain name management services for small and medium sized businesses, large corporations, as well as ISPs, telcos and other online businesses. The company was founded in 1994 and is based in New York.

     Statements in this announcement other than historical data and information constitute forward-looking statements, and involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. These potential risks and uncertainties include, among others, risks associated with the Company's restructuring process and future business plan, including the risk that expected cost reductions and increased revenues may not be realized at all or in the intended time frame, uncertainty of future revenue and profitability from existing and acquired businesses, increasing competition across all segments of the domain name registration business, risks associated with high levels of credit card chargebacks and refunds, customer acceptance of new products and services offered in addition to, or as enhancements of, our registration services, uncertainty of regulations related to the domain registration business and the Internet generally, the rate of growth of the Internet and domain name industry, risks associated with any extraordinary transactions we may pursue and other factors detailed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2003 currently on file.


                               Register.com, Inc.
                      Consolidated Statements of Operations
                    (in thousands, except per share amounts)

                                                   Three months ended
                                                        March 31,
                                                   -------------------
                                                      2004      2003
                                                   -------------------
                                                       (Unaudited)

Net revenues                                         $25,917  $27,090
Cost of revenues                                       8,411    8,291
                                                  --------------------
   Gross profit                                       17,506   18,799
                                                  --------------------
Operating costs and expenses:
Sales and marketing                                    7,305    6,647
Research and development                               4,174    3,901
General and administrative (including non-cash
 compensation of $167 and $188, respectively)          4,614    6,092
Amortization of intangibles                              158      134
                                                  --------------------
   Total operating expenses                           16,251   16,774
                                                  --------------------
   Income from operations                              1,255    2,025
Other income, net                                        359      879
                                                  --------------------
   Income before provision for income taxes            1,614    2,904
Provision for income taxes                               529      894
                                                  --------------------
   Net income                                         $1,085   $2,010
                                                  ====================

Basic income per share                                 $0.05    $0.05
Diluted income per share                               $0.04    $0.05
Weighted average number of shares outstanding:
    Basic                                             23,560   40,685
    Diluted                                           24,909   43,286


                          Register.com, Inc.
                      Consolidated Balance Sheet
                 (in thousands, except share amounts)

                                               March 31,  December 31,
                                                 2004        2003
                                               -----------------------
                                              (unaudited)
Assets
Current assets
Cash and cash equivalents                         $52,933    $52,991
Short-term investments                             39,001     39,043
Accounts receivable, less allowance of $1,667
 and $1,850, respectively                           6,479      6,505
Prepaid domain name registry fees                  14,086     14,477
Deferred tax assets, net                           24,949     24,927
Other current assets                                3,776      2,388
                                               ----------------------
Total current assets                              141,224    140,331
Fixed assets, net                                   8,127      8,363
Assets held for sale                                  554          -
Prepaid domain name registry fees, net of
 current portion                                    9,830      9,856
Other investments                                     496        396
Marketable securities                               4,486      2,527
Goodwill and other intangibles, net                 1,841      1,952
                                               ----------------------
Total assets                                     $166,558   $163,425
                                               ======================

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses             $16,113    $16,214
Deferred revenue                                   54,823     53,728
                                               ----------------------
Total current liabilities                          70,936     69,942
Deferred revenue, net of current portion           33,863     33,191
                                               ----------------------
Total liabilities                                 104,799    103,133
                                               ----------------------

Commitments and contingencies

Stockholders' equity
Preferred stock - $.0001 par value, 5,000,000
 shares authorized; none issued and outstanding
 at March 31, 2004 and December 31, 2003
 respectively                                           -          -
Common stock - $0.0001 par value, 200,000,000
 shares authorized; 23,611,546 and 23,536,801
 shares issued and outstanding at March 31, 2004
 and December 31, 2003, respectively                    2          2
Additional paid-in capital                        100,273    100,228
Unearned compensation                                (361)      (528)
Accumulated other comprehensive income              2,313      2,144
Accumulated deficit                               (40,468)   (41,554)
                                               ----------------------
Total stockholders' equity                         61,759     60,292
                                               ----------------------
Total liabilities and stockholders' equity       $166,558   $163,425
                                               ======================


                               Register.com, Inc.
                      Consolidated Statements of Cash Flows
                                 (in thousands)

                                                 For the Quarter Ended
                                                        March 31,
                                                       2004     2003
                                                 ---------------------
                                                        (unaudited)

Cash flows from operating activities:
Net income                                             $1,085  $2,010
Adjustments to reconcile net income to net cash
 provided by operating activities net of acquisitions:
Depreciation and amortization                           1,005   1,245
Compensatory stock options and warrants expense           167     (12)
Deferred income taxes                                     (22)    (30)
Tax benefit from exercise of employee stock options
Changes in assets and liabilities affecting
 operating cash flows:
Accounts receivable                                        75    (829)
Prepaid domain name registry fees                         478    (361)
Deferred revenues                                       1,558   1,420
Other current assets                                   (1,491) (1,858)
Accounts payable and accrued expenses                   1,769  (1,273)
Other current liabilities                              (1,666)    613
                                                   -------------------
Net cash provided by operating activities               2,958     925
                                                   -------------------
Cash flows from investing activities:
Purchases of fixed assets                              (1,141) (1,597)
Purchases of investments                              (87,784)(52,756)
Maturities of investments                              85,767  66,872
                                                   -------------------
Net cash (used in) provided by investing activities    (3,158) 12,519
                                                   -------------------
Cash flows from financing activities:
Net proceeds from issuance of common stock and
 warrants                                                  45     360
Repayment of notes payable                                  -  (4,185)
                                                   -------------------
Net cash provided by (used in) financing activities        45  (3,825)
Effect of exchange rate changes on cash                    97    (190)
                                                   -------------------
Net (decrease) increase in cash and cash
 equivalents                                              (58)  9,429
Cash and cash equivalents at beginning of period       52,991  50,557
                                                   -------------------
Cash and cash equivalents at end of period            $52,933 $59,986
                                                   ===================
Supplemental disclosure of cash flow information
Cash paid for interest                                     $0     $82
Cash paid for income taxes                             $1,897      $2



                               Register.com, Inc.
                      Consolidated Statements of Operations
                                   (Unaudited)
                    (in thousands, except per share amounts)

                                         Three months ended
                                --------------------------------------
                                   March   December  September  June
                                    31,       31,       30,      30,
                                   2004      2003      2003     2003
                                --------------------------------------
Net revenues                     $25,917   $25,313   $25,749  $26,167
Cost of revenues                   8,411     8,085     7,748    8,570
                                --------------------------------------
Gross profit                      17,506    17,228    18,001   17,597
                                --------------------------------------
Operating costs and expenses:
Sales and marketing                7,305     6,825     6,098    6,599
Research and development           4,174     5,466     5,079    4,169
General and administrative
 (including non-cash compensation
 of $167, $288, $285 and $287,
 respectively)                     4,614     4,542     4,877   11,354
Amortization of intangibles          158       145       137      135
                                --------------------------------------
 Total operating expenses         16,251    16,978    16,191   22,257
                                --------------------------------------
Income (loss) from operations      1,255       250     1,810   (4,660)
Other income, net                    359       440       771      899
                                --------------------------------------
Income (loss) before provision
 (benefit) for income taxes        1,614       690     2,581   (3,761)
Provision (benefit) for
 income taxes                        529      (197)      158     (765)
                                --------------------------------------
Net income (loss)                 $1,085      $887    $2,423  ($2,996)
                                ======================================
Basic income (loss) per share      $0.05     $0.04     $0.06   ($0.07)
                                ======================================
Diluted income (loss) per share    $0.04     $0.04     $0.06   ($0.07)
                                ======================================
Weighted average number of
 shares outstanding:
Basic                             23,560    23,519    37,426   40,991
                                ======================================
Diluted                           24,909    25,311    38,927   40,991
                                ======================================


    CONTACT: Register.com, Inc.
             Investor Relations:
             Stephanie Marks, 212-798-9169
             smarks@register.com